Exhibit 1.1

Execution

HEICO CORPORATION

5.250% Senior Notes due 2028

5.350% Senior Notes due 2033

Underwriting Agreement

July 19, 2023

BofA Securities, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

As Representatives of the

several Underwriters listed

in Schedule 1 hereto

c/o BofA Securities, Inc.

One Bryant Park

New York, NY 10036

c/o Truist Securities, Inc.

3333 Peachtree Road, NE

Atlanta, Georgia 30326

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

Ladies and Gentlemen:

HEICO corporation, a Florida corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom BofA Securities, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”), $600,000,000 principal amount of its 5.250% Senior Notes due 2028 and $600,000,000 principal amount of its 5.350% Senior Notes due 2033 (the “Securities”). The Securities will be issued pursuant to an Indenture to be dated as of July 27, 2023 (the “Base Indenture”) among the Company, the Guarantors (as defined below) and Truist Bank, as trustee (the “Trustee”), as supplemented by a Supplemental Indenture to be dated as of July 27, 2023 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), and will be fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantees”) by each of the Guarantors set forth on the signature page hereto (the “Guarantors”).

The Company and the Guarantors hereby confirm their agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:

1. Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement,” as defined under Rule 405 (“Rule 405”) under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), on Form S-3ASR (File No. 333-273297) not earlier than three years prior to the date hereof covering the offer and sale of certain securities of the Company, including the Securities, from time to time under the Securities Act. Such registration statement became effective under Rule 462(e) of the Securities Act upon filing with the Commission. Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the Securities Act (“Rule 430B”), and is referred to herein as the “Registration Statement;” provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of the Registration Statement with respect to the Securities within the meaning of Rule 430B(f)(2), including the exhibits and schedules thereto as of such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B. Each preliminary prospectus supplement and the base prospectus used in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act immediately prior to the Time of Sale (as defined below), are collectively referred to herein as a “Preliminary Prospectus.” Promptly after execution and delivery of this agreement (this “Agreement”), the Company will prepare and file a final prospectus supplement relating to the Securities in accordance with the provisions of Rule 424(b) of the Securities Act (“Rule 424(b)”). Such final prospectus supplement and the base prospectus, in the form first furnished to the Underwriters for use in connection with the offering and sale of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act immediately prior to the Time of Sale, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any Preliminary Prospectus or the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

At or prior to 5:30 P.M., New York City time on July 19, 2023, the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus dated July 19, 2023, and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.

On May 15, 2023, the Company entered into an agreement (the “Merger Agreement”) to acquire Wencor Group (“Wencor”) from affiliates of Warburg Pincus LLC and Wencor’s management (the “Acquisition”). The Company intends to use the proceeds of the offering of the Securities to finance a portion of the Acquisition.

2. Purchase and Sale of the Securities.

(a) The Company agrees to issue and sell the Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter's name in Schedule 1 hereto at the prices set forth in Schedule 2 hereto of the principal amount thereof plus accrued interest, if any, from the Closing Date (as defined below). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b) The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c) Payment for and delivery of the Securities will be made at the offices of King & Spalding LLP at 10:00 A.M., New York City time, on July 27, 2023, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(d) Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Underwriters, of one or more global notes representing the Securities (collectively, the “Global Notes”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Notes will be made available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

(e) The Company and the Guarantors acknowledge and agree that each Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Guarantors with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company, the Guarantors or any other person. Additionally, none of the Representatives nor any other Underwriter is advising the Company, the Guarantors or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and the Guarantors shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company or the Guarantors with respect thereto. Any review by any Representative or any Underwriter of the Company, the Guarantors, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Representative or such Underwriter, as the case may be, and shall not be on behalf of the Company or the Guarantors, as the case may be, or any other person.

3. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors jointly and severally represent and warrant to each Underwriter that:

(a) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company and the Guarantors in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus.

(b) Time of Sale Information. The Time of Sale Information, at the Time of Sale did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company and the Guarantors in writing by such Underwriter through the Representatives expressly for use in the Preliminary Prospectus, the Time of Sale Information or the Prospectus. No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom.

(c) Issuer Free Writing Prospectus. The Company and the Guarantors (including their agents and representatives, other than the Underwriters in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company and the Guarantors or their agents and representatives (other than a communication referred to in clauses (i) (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Annex A hereto, including a Pricing Term Sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company and the Guarantors in writing by such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus.

(d) Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission and automatically declared effective by the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or threatened by the Commission; as of the applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement complied and will comply in all material respects with the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and the Prospectus will comply in all material respects with the Securities Act and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto, it being understood and agreed that only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(e) Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Financial Statements. The financial statements and the related notes thereto included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and the supporting schedules included or incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information fairly presents the information called for in all material respects and is prepared in accordance with the Commission's rules and guidelines applicable thereto.

(g) No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries (other than such changes in the capital stock or long-term debt of the Company or any of its subsidiaries that are in the ordinary course of the Company's business), or any dividend or distribution of any kind declared (other than regular semi-annual cash dividends), set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in each of the Registration Statement, the Time of Sale Information and the Prospectus.

(h) Organization and Good Standing. The Company, the Guarantors and each of the Company’s other significant subsidiaries (as defined under Rule 1-02 of Regulation S-X, each, a “Subsidiary” and collectively, with the Guarantors, the “Subsidiaries”) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and the Subsidiaries taken as a whole or on the performance by the Company and the Guarantors of their respective obligations under this Agreement and the Securities (a “Material Adverse Effect”). The Subsidiaries listed in Schedule 3 to this Agreement are the only significant subsidiaries of the Company.

(i) Capitalization. The Company has the capitalization as set forth in each of the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Capitalization”; and all the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party except as otherwise described in each of the Registration Statement, the Time of Sale Information and the Prospectus.

(j) Due Authorization. The Company and each Guarantor has full right, power and authority to execute and deliver this Agreement, the Securities, the Guarantees and the Indenture (collectively, the “Transaction Documents”) to which it is a party and to perform their respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(k) The Indenture. The Indenture has been duly qualified under the Trust Indenture Act. The Indenture has been duly authorized by the Company and each of the Guarantors and on the Closing Date will be duly executed and delivered by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company and each of the Guarantors, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether enforceability is considered in a proceeding in equity or at law, (collectively, the “Enforceability Exceptions”); and the Indenture will conform in all material respects to the requirements of the Trust Indenture Act.

(l) The Securities and the Guarantees. The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Securities have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(m) Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors.

(n) Merger Agreement. The Merger Agreement has been duly authorized, executed and delivered by the Company and its subsidiaries parties thereto, and is in full force and effect as of the date hereof. The Merger Agreement constitutes a valid and legally binding agreement of the Company and its subsidiaries party thereto, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company and its subsidiaries party to the Merger Agreement have complied in all material respects with the terms of the Merger Agreement required to be complied with on or prior to the date hereof.

(o) Descriptions of the Transaction Documents. Each Transaction Document conforms in all material respects to the description thereof contained in each of the Registration Statement, the Time of Sale Information and the Prospectus.

(p) No Violation or Default. Neither the Company nor any of the subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property or asset of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(q) No Conflicts. The execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities, the issuance of the Guarantees and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property, right or asset of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of the Subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of the subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of the Guarantors is required for the execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which they are party, the issuance and sale of the Securities (including the Guarantees) and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for those that have been obtained and (i) the registration of the Securities under the Securities Act, (ii) the qualification of the Indenture under the Trust Indenture Act and (iii) such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Securities by the Underwriters.

(s) Legal Proceedings. Except as described in each of the Registration Statement, the Time of Sale Information and the Prospectus, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; no such Actions are threatened or, to the knowledge of the Company and each of the Guarantors, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending Actions that are required under the Securities Act to be described in the Registration Statement, the Time of Sale Information or the Prospectus that are not so described in the Registration Statement, the Time of Sale Information and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the Time of Sale Information and the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Time of Sale Information and the Prospectus.

(t) Independent Accountants. Deloitte & Touche LLP, who have audited certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(u) Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, charges, encumbrances, claims and defects and imperfections of title except those that are described in each of the Registration Statement, the Time of Sale Information and the Prospectus and those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect (i) the Company and the Subsidiaries own or have the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in or necessary for the conduct of their respective businesses; (ii) the Company and its Subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; (iii) neither the Company nor any of the Subsidiaries have not received any written notice of any claim relating to Intellectual Property; and (iv) the Intellectual Property of the Company and the Subsidiaries is not being infringed, misappropriated or otherwise violated by any person.

(w) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers, suppliers or other affiliates of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in each of the Registration Statement and the Prospectus and that is not so described in such documents and in the Time of Sale Information.

(x) Investment Company Act. Neither the Company nor any of the Guarantors is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Registration Statement, the Time of Sale Information and the Prospectus, will not be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(y) Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof, or have requested extensions of filing deadlines therefor; and except as otherwise disclosed in each of the Registration Statement, the Time of Sale Information and the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

(z) Licenses and Permits. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the Registration Statement, the Time of Sale Information and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect and (ii) neither the Company nor any of the Subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course.

(aa) No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of the Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Company’s or any of its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(bb) Certain Environmental Matters. (i) The Company and the subsidiaries (x) are in compliance with all, and have not violated any, applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all, and have not violated any, permits, licenses, certificates or other authorizations or approvals required of them under any Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or the Subsidiaries, except in the case of each of (i) and (ii) above, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in each of the Time of Sale Information and the Prospectus, (x) there is no proceeding that is pending, or that is known to be contemplated, against the Company or any of the Subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceeding regarding which it is reasonably believed no monetary sanctions of $300,000 or more will be imposed, (y) the Company and the Subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and the Subsidiaries, and (z) none of the Company or the Subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(cc) Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA), and no Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Sections 304 and 305 of ERISA); (v) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; (viii) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA); and (ix) none of the following events has occurred or is reasonably likely to occur: (A) a material increase in the aggregate amount of contributions required to be made to all Plans by the Company or its Controlled Group affiliates in the current fiscal year of the Company and its Controlled Group affiliates compared to the amount of such contributions made in the Company’s and its Controlled Group affiliates’ most recently completed fiscal year; or (B) a material increase in the Company and its subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Accounting Standards Codification Topic 715-60) compared to the amount of such obligations in the Company and its subsidiaries’ most recently completed fiscal year, except in each case with respect to the events or conditions set forth in (i) through (ix) hereof, as would not, individually or in the aggregate, have a Material Adverse Effect.

(dd) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(ee) Accounting Controls. Except as disclosed in the Registration Statement, the Time of Sale Information and the Prospectus, the Company and its subsidiaries maintain systems of internal control over financial reporting that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its subsidiaries maintain internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information is prepared in accordance with the Commission's rules and guidelines applicable thereto. Except as disclosed in each of the Registration Statement, the Time of Sale Information and the Prospectus, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(ff) Insurance. The Company and the Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and the Subsidiaries and their respective businesses; and neither the Company nor any of the Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(gg) No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor any director, officer or employee of the Company or any of its subsidiaries nor, to the knowledge of the Company , any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee , including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(hh) Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

(ii) No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Company or any Guarantors, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(jj) Senior Indebtedness. The Securities and the Guarantees constitute “senior indebtedness” as such term is defined in any indenture or agreement governing any outstanding subordinated indebtedness of the Company.

(kk) No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(ll) No Broker's Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Underwriter for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Securities.

(mm) No Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities.

(nn) No Stabilization. Neither the Company nor any of the Guarantors have not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(oo) Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in each of the Registration Statement, the Time of Sale Information and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(pp) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included or incorporated by reference in any of the Registration Statement, the Time of Sale Information or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(qq) Statistical and Market Data. Nothing has come to the attention of the Company or any Guarantor that has caused the Company or any Guarantor to believe that the statistical and market-related data included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(rr) Cybersecurity; Data Protection. Except as otherwise disclosed in each of the Registration Statement, the Time of Sale Information and the Prospectus, the Company and the Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) (i) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted, (ii) have not malfunctioned or failed and (iii) to the knowledge of the Company and the Guarantors, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, back doors, drop dead devices, malware and other corruptants, including software or hardware components that are designed to interrupt use of, permit unauthorized access to or disable, damage or erase the IT Systems. The Company and the Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards consistent with applicable regulatory standards and customary industry practices to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data and information of their respective customers, employees, suppliers, vendors or any other third-party data collected, used, stored, maintained or otherwise processed by or on behalf of the Company or any of the Subsidiaries (collectively, “Data”)) used in connection with their businesses, and there have been no breaches, violations, outages, destructions, losses, misappropriations, modifications, misuses or unauthorized uses of or accesses to same (each, a “Breach”), except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same and except as described in each of the Registration Statement, the Time of Sale Information and the Prospectus. The Company and the Subsidiaries have complied and are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal and external policies and contractual and other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal, disclosure, processing, privacy and security of IT Systems and Data (collectively, the “Data Security Obligations”) and to the protection of such IT Systems and Data from a Breach. Neither the Company nor any of the Subsidiaries has received any notification of or complaint regarding, or is aware of any other facts that, individually or in the aggregate, would reasonably indicate non-compliance with any Data Security Obligation. The Company and the Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with applicable regulatory standards and customary industry practices.

(ss) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(tt) Status under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities.

4. Further Agreements of the Company and the Guarantors. The Company and the Guarantors jointly and severally covenant and agree with each Underwriter that:

(a) Required Filings. The Company and the Guarantors will file a final prospectus supplement with the Commission within the time periods specified by Rule 424(b), will file any Issuer Free Writing Prospectus (including the Pricing Term Sheet referred to in Annex B hereto) to the extent required by Rule 433 under the Securities Act; the Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(b) Delivery of Copies. The Company will deliver, without charge, upon request (i) to each Representative, a conformed electronic copy of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith and during the Prospectus Delivery Period (as defined below), electronic copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.

(c) Amendments or Supplements; Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.

(d) Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission or any other governmental or regulatory authority of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, the Prospectus, any Time of Sale Information or any Issuer Free Writing Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event or development within the Prospectus Delivery Period as a result of which the Prospectus, any of the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vii) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (viii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Time of Sale Information, Issuer Free Writing Prospectus or the Prospectus, or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(e) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(f) Ongoing Compliance. If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Prospectus (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Prospectus as so amended or supplemented including such documents to be incorporated by reference therein will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

(g) Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that neither the Company nor any of the Guarantors shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h) Earnings Statement. The Company will make generally available to its security holders and the Representatives as soon as practicable an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

(i) Clear Market. During the period from the date hereof through and including the Closing Date, the Company and each of the Guarantors will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year.

(j) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Use of proceeds”.

(k) DTC. The Company will assist the Underwriters in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l) No Stabilization. Neither the Company nor any of the Guarantors will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(m) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

5. Certain Agreements of the Underwriters.  Each Underwriter hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 3(c) or Section 4(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”). Notwithstanding the foregoing, the Underwriters may use the Pricing Term Sheet referred to in Annex B hereto without the consent of the Company.

6. Conditions of Underwriters' Obligations. The obligation of each Underwriter to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company and each of the Guarantors of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

(b) Representations and Warranties. The representations and warranties of the Company and the Guarantors contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and the Guarantors and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(c) No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities issued or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) under the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(d) No Material Adverse Change. No event or condition of a type described in Section 3 hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

(e) Officer's Certificate. The Representatives shall have received on and as of the Closing Date a certificate of an executive officer of the Company and of each Guarantor who has specific knowledge of the Company’s or Guarantor’s financial matters and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Registration Statement, the Time of Sale Information and the Prospectus and, to the knowledge of such officer, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company and the Guarantors in this Agreement are true and correct and that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (a), (c) and (d) above.

(f) Comfort Letters. On the date of this Agreement and on the Closing Date, Deloitte & Touche LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus; provided that the letter delivered on the date of this Agreement and on the Closing Date, respectively, shall use a “cut-off” date no more than three business days prior to the date of this Agreement or the Closing Date, respectively.

(g) Chief Financial Officers’ Certificates. On the date of this Agreement and the Closing Date, (i) the Company shall have furnished to the Representatives a certificate, dated the respective dates of delivery thereof and addressed to the Representatives, of its chief financial officer with respect to certain financial data of the Company and (ii) the Company shall have caused to be furnished to the Representatives a certificate, dated the respective dates of delivery thereof and addressed to the Representatives, of the chief financial officer of Wencor with respect to certain financial data of Wencor, in each case, contained in the Registration Statement, the Time of Sale Information and the Prospectus, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representatives.

(h) Opinion and 10b-5 Statement of Counsel for the Company and the Guarantors. Akerman LLP, counsel for the Company and the Guarantors, shall have furnished to the Representatives, at the request of the Company and the Guarantors, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C hereto.

(i) Opinion of New Hampshire counsel for certain Guarantors. Devine, Millimet & Branch, New Hampshire counsel for certain of the Guarantors, shall have furnished to the Representatives, at the request of certain of the Guarantors, their written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives.

(j) Opinion of Arizona and Minnesota counsel for certain Guarantors. Ballard Sphar LLP, Arizona and Minnesota counsel for certain of the Guarantors, shall have furnished to the Representatives, at the request of certain of the Guarantors, their written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives.

(k) Opinion of Iowa counsel for certain Guarantors. Hartzog Conger Cason, Iowa counsel for certain of the Guarantors, shall have furnished to the Representatives, at the request of certain of the Guarantors, their written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives.

(l) Opinion of Oregon counsel for certain Guarantors. Stoel Rives LLP, Oregon counsel for certain of the Guarantors, shall have furnished to the Representatives, at the request of certain of the Guarantors, their written opinion, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives.

(m) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date an opinion and 10b-5 statement, addressed to the Underwriters, of King & Spalding LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(n) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees.

(o) Good Standing. The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and the Subsidiaries and the Guarantors in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(p) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(q) Indenture and Securities. The Indenture shall have been duly executed and delivered by a duly authorized officer of the Company, each of the Guarantors and the Trustee, and the Securities shall have been duly executed and delivered by a duly authorized officer of the Company and each of the Guarantors and duly authenticated by the Trustee.

(r) Secretary’s Certificate. The Company shall have furnished to the Representatives a Secretary’s Certificate of the Company, in form and substance reasonably satisfactory to counsel for the Underwriters and customary for the type of offering contemplated by this Agreement.

(s) Additional Documents. On or prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

7. Indemnification and Contribution.

(a) Indemnification of the Underwriters. The Company and each of the Guarantors, jointly and severally, agree to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein.

(b) Indemnification of the Company and the Guarantors. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of the Guarantors, each of their respective directors and officers who signed the Registration Statement and each person, if any, who controls the Company or a Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, it being understood and agreed that the only such information consists of the following paragraphs in the Preliminary Prospectus and the Prospectus: the fifth paragraph, the seventh paragraph and the third sentence of the tenth paragraph.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, the Guarantors, their respective directors and officers who signed the Registration Statement and any control persons of the Company and the Guarantors shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraph (a) or (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company and the Guarantors from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Guarantors on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and or any Guarantor or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8. Effectiveness of Agreement. This Agreement shall become effective as of the date first written above.

9. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company or any of the Guarantors shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

10. Defaulting Underwriter.

(a) If, on the Closing Date, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement, the Time of Sale Information and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement, the Time of Sale Information and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder plus such Underwriter's pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company or the Guarantors, except that the Company and each of the Guarantors will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company, Guarantors or any non-defaulting Underwriter for damages caused by its default.

11. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and each of the Guarantors jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company's and the Guarantors’ counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, the Financial Industry Regulatory Authority, and the approval of the Securities for book-entry transfer by DTC; and (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(b) If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Securities for any reason permitted under this Agreement, the Company and each of the Guarantors jointly and severally agree to reimburse the Underwriters for all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantors, and the Underwriters contained in this Agreement or made by or on behalf of the Company, the Guarantors or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Guarantors or the Underwriters.

14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term "affiliate" has the meaning set forth in Rule 405 under the Securities Act; (b) the term "business day" means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term "subsidiary" has the meaning set forth in Rule 405 under the Securities.

15. Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

16. Miscellaneous.

(a) Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives: BofA Securities, Inc.,114 West 47th Street, NY8-114-07-01, New York, NY 10036, Facsimile: (212) 901-7881, Attention: High Grade Debt Capital Markets Transaction Management/Legal, Email: dg.hg_ua_notices@bofa.com; c/o Truist Securities, Inc., 3333 Peachtree Road NE Atlanta, Georgia 30326 (fax: (404) 926-5027), Attention: Investment Grade Debt Capital Markets; and Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com. Notices to the Company and the Guarantors shall be given to it at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021, Attention: Joseph Pallot , Email: jpallot.heico.com.

(b) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c) Submission to Jurisdiction. The Company and each of the Guarantors hereby submit to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and each of the Guarantors waive any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. The Company and each of the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and each Guarantor, as applicable, and may be enforced in any court to the jurisdiction of which Company and each Guarantor, as applicable, is subject by a suit upon such judgment.

(d) Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

(e) Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 16(e):

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(f) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(h) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

HEICO CORPORATION

By:	/s/ Carlos L. Macau, Jr.
	Name:	Carlos L. Macau, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SUBSIDIARY GUARANTORS:

16-1741 Property, Inc.
3 McCrea Property Company, LLC
34 FREEDOM COURT, CORP.
3D PLUS U.S.A., INC.
60 SEQUIN LLC
8929 FULLBRIGHT PROPERTY, LLC
ACCURATE METAL MACHINING, INC.
ACTION RESEARCH CORPORATION
AERODESIGN, INC.
AEROELT, LLC
AEROSPACE & COMMERCIAL TECHNOLOGIES, LLC
AIRCRAFT TECHNOLOGY, INC.
ANALOG MODULES, INC.
APEX HOLDING CORP.
APEX MICROTECHNOLOGY, INC.
ASTRO PROPERTY, LLC
ASTROSEAL PRODUCTS MFG. CORPORATION
BAY EQUIPMENT CORP.
BLUE AEROSPACE LLC
CARBON BY DESIGN LLC
CARBON BY DESIGN CORPORATION
CHARTER ENGINEERING, INC.
CONNECTRONICS CORP.
CONXALL CORPORATION
CSI AEROSPACE, INC.
DB CONTROL CORP.
DECAVO LLC
DIELECTRIC SCIENCES, INC.
DUKANE SEACOM, INC.
ENGINEERING DESIGN TEAM, INC.
FUTURE AVIATION, INC.
HARTER AEROSPACE, LLC
HEICO AEROSPACE CORPORATION
HEICO AEROSPACE PARTS CORP.
HEICO EAST CORPORATION

HEICO ELECTRONIC TECHNOLOGIES CORP.
HEICO Flight Support Corp.
HEICO PARTS GROUP, INC.
HEICO REPAIR GROUP AEROSTRUCTURES, LLC
HEICO REPAIR, LLC
HETC I, LLC
HETC II CORP.
HETC III, LLC
HETC IV, LLC
HETC V, LLC
HFSC III CORP.
HFSC IV CORP.
HFSC V, LLC
HFSC VI, LLC
HNW BUILDING CORP.
HNW 2 BUILDING CORP.
HVT GROUP, INC.
INERTIAL AIRLINE SERVICES, INC.
IRCAMERAS LLC
IRONWOOD ELECTRONICS, INC.
JET AVION CORPORATION
JETSEAL, INC.
LEADER TECH, INC.
LPI INDUSTRIES CORPORATION
LUCIX CORPORATION
LUMINA POWER, INC.
MCCLAIN INTERNATIONAL, INC.
MIDWEST MICROWAVE SOLUTIONS, INC.
NIACC-AVITECH TECHNOLOGIES INC.
NORTHWINGS ACCESSORIES CORPORATION
OPTICAL DISPLAY ENGINEERING, INC.
OPTICAL DISPLAY ENGINEERING, LLC
PRIME AIR, LLC
QUELL CORPORATION
RADIANT POWER CORP.
RADIANT POWER IDC, LLC
RADIANT-SEACOM REPAIRS CORP.
Ramona Research, Inc.
REINHOLD HOLDINGS, INC.
REINHOLD INDUSTRIES, INC.
RESEARCH ELECTRONICS INTERNATIONAL, L.L.C.
ROBERTSON FUEL SYSTEMS, LLC
SANTA BARBARA INFRARED, INC.
SEAL DYNAMICS LLC
SEAL Q CORP.
SENSOR SYSTEMS, INC.
SENSOR TECHNOLOGY ENGINEERING, LLC
SIERRA MICROWAVE TECHNOLOGY, LLC
SOLID SEALING TECHNOLOGY, INC.
SPECIALITY SILICONE PRODUCTS, INC.
SUNSHINE AVIONICS LLC
SWITCHCRAFT HOLDCO, INC.
SWITCHCRAFT, INC.

THERMAL ENERGY PRODUCTS, INC.
THERMAL STRUCTURES, INC.
TRAD TESTS & RADIATIONS, INC.
TTT CUBED, INC.
TURBINE KINETICS, INC.
26 WARD HILL PROPERTY, LLC
BREIDON, LLC
FLIGHT MICROWAVE CORPORATION
HFSC VII, LLC
HFSC VIII, LLC
INTELLIGENT DEVICES, LLC
MASTIFF DESIGN, INC.
PACIWAVE, INC.
PIONEER INDUSTRIES LLC
PYRAMID SEMICONDUCTOR CORP
R.H. LABORATORIES, INC.
RIDGE ENGINEERING, LLC
RIDGE HOLDCO, LLC
ROCKY MOUNTAIN HYDROSTATICS, LLC
THE BECHDON COMPANY, LLC
TRANSFORMATIONAL SECURITY, LLC
TSID HOLDINGS, LLC
HFSC XI CORP.
CAMTRONICS, LLC

By:	/s/ Carlos L. Macau, Jr.
	Name:	Carlos L. Macau, Jr.
	Title:	Treasurer

HEICO AEROSPACE HOLDINGS CORP.

By:	/s/ Carlos L. Macau, Jr.
	Name:	Carlos L. Macau, Jr.
	Title:	Executive Vice President and Chief Financial Officer

AEROANTENNA TECHNOLOGY, INC.

By:	/s/ Carlos L. Macau, Jr.
	Name:	Carlos L. Macau, Jr.
	Title:	Assistant Treasurer

Accepted: As of the date first written above

BOFA SECURITIES, INC,

For itself and on behalf of the

several Underwriters listed

in Schedule 1 hereto.

By	/s/ Sandeep Chawla
Authorized Signatory

TRUIST SECURITIES, INC.

For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By	/s/ Robert Nordlinger
Authorized Signatory

WELLS FARGO SECURITIES, LLC

For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By	/s/ Carolyn Hurley
Authorized Signatory

Schedule 1

Underwriter	Principal Amount of 2028 Notes	Principal Amount of 2033 Notes
Truist Securities, Inc.	$151,920,000.00	$151,920,000.00
BofA Securities, Inc.	$108,000,000.00	$108,000,000.00
Wells Fargo Securities, LLC	$108,000,000.00	$108,000,000.00
PNC Capital Markets LLC	$60,000,000.00	$60,000,000.00
TD Securities (USA) LLC	$60,000,000.00	$60,000,000.00
Credit Agricole Securities (USA) Inc.	$42,000,000.00	$42,000,000.00
Capital One Securities, Inc.	$24,000,000.00	$24,000,000.00
J.P. Morgan Securities LLC	$24,000,000.00	$24,000,000.00
RBC Capital Markets, LLC	$22,080,000.00	$22,080,000.00
Total	$600,000,000.00	$600,000,000.00

Schedule 2

Notes Offered	Price to the Underwriters
$600,000,000 aggregate principal amount of 5.250% Senior Notes due 2028	99.260%
$600,000,000 aggregate principal amount of 5.350% Senior Notes due 2033	98.982%

Schedule 3

Subsidiaries

SIGNIFICANT SUBSIDIARIES OF HEICO CORPORATION

Name	State or Other Jurisdiction of Incorporation
Seal Dynamics LLC	Florida
Echo 1 SAS	France

Annex A

Time of Sale Information

•	Pricing Term Sheet, dated July 19, 2023, substantially in the form of Annex B.

Annex B

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-273297

July 19, 2023

HEICO CORPORATION

Pricing Term Sheet

July 19, 2023

$600,000,000 5.250% Senior Notes due 2028 (the “2028 Notes”)

$600,000,000 5.350% Senior Notes due 2033 (the “2033 Notes”)

Issuer:	HEICO Corporation (the “Issuer”)

Guarantors:	Each of the Issuer’s existing and future subsidiaries that is or becomes a guarantor under the Issuer’s credit agreement

Securities Type:	Senior, unsecured

Ratings*:	Baa2 (stable) by Moody’s / BBB (stable) by Fitch

Trade Date	July 19, 2023

Settlement Date**:	T+6; July 27, 2023

Size:	$600,000,000 aggregate principal amount of 2028 Notes $600,000,000 aggregate principal amount of 2033 Notes

Maturity:	August 1, 2028 for the 2028 Notes August 1, 2033 for the 2033 Notes

Coupon:	5.250% for the 2028 Notes 5.350% for the 2033 Notes

Issue Price:	99.860% of face amount for the 2028 Notes 99.632% of face amount for the 2033 Notes

Yield to maturity:	5.282% for the 2028 Notes 5.398% for the 2033 Notes

Spread to Benchmark Treasury:	+130 bps for the 2028 Notes +165 bps for the 2033 Notes

Benchmark Treasury:	4.000% due June 30, 2028 for the 2028 Notes 3.375% due May 15, 2033 for the 2033 Notes

Benchmark Treasury Price / Yield:	100-02+ / 3.982% for the 2028 Notes 96-30+ / 3.748% for the 2033 Notes

Interest Payment Dates:	February 1 and August 1 of each year, commencing February 1, 2024

Optional Redemption:

2028 Notes: Prior to July 1, 2028 (one month prior to the maturity date of the notes), at a redemption price equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on July 1, 2028) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after July 1, 2028, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

2033 Notes: Prior to May 1, 2033 (three months prior to the maturity date of the notes), at a redemption price equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on May 1, 2033) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after May 1, 2033, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Special Mandatory Redemption:	If the closing of the Wencor Acquisition has not occurred on or prior to the earlier of (i) February 14, 2024 (subject to extension to such later date to which the “Termination Date” (as defined in the Merger Agreement) may be extended in accordance with the terms of the Merger Agreement) and (ii) the date the Merger Agreement, including any amendment thereof, is terminated according to its terms, we will redeem the 2033 Notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of the 2033 Notes, plus accrued and unpaid interest on the principal amount of the 2033 Notes to but excluding the special mandatory redemption date.

Joint Book-Running Managers:	Truist Securities, Inc. BofA Securities, Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC TD Securities (USA) LLC Credit Agricole Securities (USA) Inc.
Co-Managers	Capital One Securities, Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

CUSIP / ISIN:	2028 Notes: 422806 AA7 / US422806AA75 2033 Notes: 422806 AB5 / US422806AB58

(*)	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

(**)	It is expected that delivery of the notes will be made against payment therefor on or about July 27, 2023, which will be the sixth business day following the date of pricing of the notes, or “T+6.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

HEICO Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents HEICO Corporation has filed with the SEC for more complete information about HEICO Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HEICO Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Truist Securities, Inc. at 1-800-685-4786, BofA Securities, Inc. at 1-800-294-1322 or Wells Fargo Securities, LLC by calling toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.